UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 7, 2025

IMMIX BIOPHARMA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41159	45-4869378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11400 West Olympic Blvd., Suite 200

Los Angeles, CA 90064

(Address of principal executive offices)

(310) 651-8041

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b)of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	IMMX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Underwritten Registered Offering

On December 7, 2025, Immix Biopharma, Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, as representative of the several underwriters named in Schedule 1 thereto (the “Underwriters”), relating to the issuance and sale (the “Offering”) of 19,117,646 shares of its common stock, par value $0.0001 per share (the “Shares”), and pre-funded warrants to purchase 490,196 shares of its common stock (the “Pre-Funded Warrants”). The Shares are being sold at a price of $5.10 per share and the Pre-Funded Warrants are being sold at a price of $5.09 per Pre-Funded Warrant, which represents the per share offering price for the Shares minus the $0.01 per share exercise price for each Pre-Funded Warrant.

Each Pre-Funded Warrant will have an exercise price per share of common stock equal to $0.01 per share. The exercise price and the number of shares of common stock issuable upon exercise of each Pre-Funded Warrant is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the common stock. Each Pre-Funded Warrant will be exercisable on or after the date of issuance until the date the Pre-Funded Warrant is exercised in full. Each Pre-Funded Warrant will be exercisable, in the holder’s discretion, by (i) payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise or (ii) a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Pre-Funded Warrant. Under the Pre-Funded Warrants, the Company may not effect the exercise of any Pre-Funded Warrant, and a holder will not be entitled to exercise any portion of any Pre-Funded Warrant that, upon giving effect to such exercise, would cause: (i) the aggregate number of shares of common stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% of the total number of shares of common stock outstanding immediately after giving effect to the exercise; or (ii) the combined voting power of the Company’s securities beneficially owned by such holder (together with its affiliates) to exceed 4.99% of the combined voting power of all of the Company’s securities immediately outstanding after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrant, which percentage may be changed at the holder’s election to a higher or lower percentage not in excess of 19.99% upon at least 61 days’ notice to the Company.

In the event of certain fundamental transactions, a holder of Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the Pre-Funded Warrants immediately prior to the fundamental transaction without regard to any limitations on exercise contained in the Pre-Funded Warrants.

The Offering is being made pursuant to a shelf registration statement filed January 3, 2023 and declared effective by the Securities and Exchange Commission (the “SEC”) on January 11, 2023 (the “Registration Statement”) (File. No. 333-269100), a base prospectus filed as part thereof, and a prospectus supplement dated December 7, 2025, filed pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”).

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, and customary indemnification obligations of the Company.

The foregoing summary of the terms of the Underwriting Agreement and the Pre-Funded Warrants is subject to, and qualified in its entirety by reference to, the full texts of the Underwriting Agreement and form of Pre-Funded Warrant that are filed as Exhibits 1.1 and 4.1 to this Current Report on Form 8-K and are incorporated herein by reference.

The opinion of The Loev Law Firm, PC, regarding the validity of the Shares and Pre-Funded Warrants, and the shares of common stock underlying the Pre-Funded Warrants in connection with this Offering, is filed herewith as Exhibit 5.1 and is incorporated by reference into the Registration Statement.

The net proceeds to the Company from the Offering, after deducting underwriting discounts and commissions, and estimated offering expenses, are expected to be approximately $93.7 million. The Offering is expected to close on December 9, 2025, subject to the satisfaction of customary conditions. The Company may receive nominal proceeds, if any, from the exercise of the Pre-Funded Warrants.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated December 7, 2025, by and between Immix Biopharma, Inc. and Morgan Stanley & Co. LLC, as representative of the several underwriters
4.1	Form of Pre-Funded Warrant
5.1	Legal Opinion of The Loev Law Firm, PC
23.1	Consent of The Loev Law Firm, PC (contained in Exhibit 5.1).
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immix Biopharma, Inc.

Dated: December 8, 2025	/s/ Ilya Rachman
Ilya Rachman, Ph.D., M.D.
Chief Executive Officer